STARBUCKS CORPORATION

          EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

The Coffee Connection, Inc.

Starbucks New Venture Company

Starbucks Coffee International, Inc.

Starship I, Inc.

Starbucks Holding Company

Starbucks Manufacturing Corporation

SBI Nevada, Inc. (a wholly-owned subsidiary of
Starbucks Coffee International, Inc.)

Circadia Corporation